Exhibit 10.4
                                                                    ------------


                              EMPLOYMENT AGREEMENT
                              --------------------

         This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this first (1st) day of April, 2003, ("Effective Date") by and between MR3 Systems, Inc., a Delaware corporation, ("EMPLOYER") located at 435 Brannan Street, Suite 200, San Francisco, California 94107, and Bradley N. Rotter ("EMPLOYEE") whose address is 101 Lombard Street, Suite 101 W, San Francisco, CA 94111.

                                    RECITALS
                                    --------

         WHEREAS, EMPLOYER requires the services of a President, Chief Operating Officer and member of its Board of Directors ("Director") who will have responsibility for providing leadership and direction in the overall execution of EMPLOYER's business plan; and

         WHEREAS, EMPLOYEE warrants that he has the special skills, knowledge, abilities and experience required for the position of President, Chief Operating Officer and Director; and

         WHEREAS, EMPLOYER desires to employ EMPLOYEE as its President, Chief Operating Officer and Director subject to the terms and conditions of this Agreement; and

         WHEREAS, EMPLOYEE wishes to be employed by EMPLOYER to serve as its President, Chief Operating Officer and Director.

         NOW, THEREFORE, in consideration of the recitals, covenants, conditions and promises contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                              EMPLOYMENT AND DUTIES
                              ---------------------

1.1 Employment. EMPLOYER hereby engages EMPLOYEE to serve in the capacity of President, Chief Operating Officer and member of the Board of Directors, of EMPLOYER and EMPLOYEE hereby accepts said employment on the terms and conditions set forth in this Agreement.

1.2 Duties. Those duties typically undertaken by a President and COO of a public company similar to the Corporation in (i) size, (ii) current stage of its development, and (iii) need to expand its operations, resources and manpower. Executive management responsibility for all areas of the Corporation's business, working directly with the Chief Executive Officer. Duties also to specifically include: (i) providing and/or arranging for 100% of the financing necessary to fund all of the operating expense, cash flow and capital requirements needed to manage and operate the Corporation within the budgets established by the Corporation's Board of Directors, and (ii) management and supervision of all domestic and foreign licensing activities.

1.3 Hours. EMPLOYEE shall devote his full time, attention and energies to the business of EMPLOYER and shall not, during the term of this Agreement, be engaged in any other full or part-time employment or other affiliation, which will keep him from fulfilling his duties to EMPLOYER hereunder (allowing for reasonable amounts of time to oversee personal interests and currently existing business relationships). Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be construed to prevent EMPLOYEE from participation in professional association activities approved by EMPLOYER.

1.4 Representation and Warranty of EMPLOYEE. EMPLOYEE represents and warrants to EMPLOYER that performance of his duties will not violate any agreements with, or trade secrets of, any other person or entity.

                                   ARTICLE II
                                  COMPENSATION
                                  ------------

2.1      Base Salaries.

         2.1.1 An annual salary equal to 100% of the salary paid by the Corporation to its highest-paid employees, Randall S. Reis and Irving W. DeVoe. That salary is currently listed at $120,000 per year but has never been paid in full. Salary may be accrued and can also be convertible, in whole or in part, into shares of the Corporation's Common Stock at the per share market price in effect at the end of each applicable pay period. EMPLOYEE must notify the Corporation of such conversion, in writing, within 30 days of the end of the applicable pay period.

         2.1.2 Said Base Salaries shall be paid to EMPLOYEE monthly in accordance with EMPLOYER's payroll practices. All Salaries shall be subject to all appropriate and required payroll deductions.

2.2 Stock Options. EMPLOYER grants to EMPLOYEE 5-year Warrants, commencing as of the Effective Date, to purchase the Common Stock of EMPLOYER ("Options") at an exercise price of $0.10 per share, vesting as follows:

         2.2.1 Warrants equal to 3,000,000 Shares upon the execution of this Agreement, with an additional 3,000,000 Warrants to vest at the rate of 83,334 warrants per month during the 3-year term. Monthly vesting of the 3,000,000 warrants to accelerate to 166,667 warrants per month for each month following the month in which the Corporation either (1) sells its first bar of gold produced in a commercial MR3 gold extraction facility, or
                  (2) enters into its first technology license agreement, whichever shall first occur.

2.3      Benefits. EMPLOYEE shall be entitled to the following fringe benefits:

         (a) Vacation and Sick Days. EMPLOYEE shall be entitled to the vacation and sick day benefits accorded employees as established by the EMPLOYER personnel policies.

         (b) Federal and State Holidays. EMPLOYEE shall be paid for federal and state holidays in accordance with EMPLOYER'S holiday policy.

         (c) Professional Association Dues, Subscriptions and Attendance at Professional Association Meetings. EMPLOYER will pay for professional association dues, subscriptions to professional periodicals and payment for attendance at professional association meetings as reasonably approved by the Board of Directors as part of its annual budgeting process.

         (d) Additional Benefits. EMPLOYEE shall be entitled to such additional benefits, including medical, disability and death, and retirement benefits, bonuses or stock options in accordance with any of those types of benefit plans when and if adopted by EMPLOYER.

         (e) Automobile Allowance. EMPLOYEE shall be entitled to an automobile allowance of $500/month.

                                   ARTICLE III
                              TERM AND TERMINATION
                              --------------------

3.1 Initial Term. The initial term of this Agreement ("Initial Term") shall commence on the Effective Date of this agreement ("Commencement Date"), and shall continue in effect until March 31, 2006, unless sooner terminated pursuant to the terms of this Agreement.

3.2 Automatic Renewal. Upon completion of the Initial Term, the Agreement shall continue from month to month until terminated or until the parties negotiate a new term.

3.3 Termination Without Cause. Either party may terminate this Agreement, without cause, at any time, upon providing the other party with sixty
         (60) calendar days prior written notice of said termination. Termination shall automatically become effective sixty (60) calendar days following the giving of said notice ("Effective Date of Termination").

3.4 Termination For Cause. Notwithstanding any provision in this Agreement to the contrary, EMPLOYER shall have the right to terminate this Agreement and EMPLOYEE's employment hereunder for "cause". In the event EMPLOYEE is terminated for "cause", termination shall be effective upon sixty (60) days prior written notice by EMPLOYER. For purposes of this Agreement, "cause" shall be defined as:

         (a)      Conviction of EMPLOYEE of a felony.

         (b) Conviction of EMPLOYEE of a misdemeanor of moral turpitude, which affects EMPLOYEE's ability to perform his duties under this Agreement.

         (c) EMPLOYEE's refusal to physically report to work for a period of two (2) weeks for any reason other than authorized vacation days, sick days, holidays, attendance at conventions/conferences, or the death or disability of EMPLOYEE.

         (d)      Willful malfeasance or gross negligence of EMPLOYEE.

         (e) Material refusal by EMPLOYEE to perform his duties, or his substantial neglect of the duties assigned to him.

         (f)      Disloyal, dishonest or illegal conduct by EMPLOYEE.

         (g) Breach by EMPLOYEE of any other terms of this Agreement and his failure to cure said breach within ten (10) calendar days.

         Notwithstanding any provision of this Agreement to the contrary, termination of EMPLOYEE's employment pursuant to this Section 3.5 shall result in termination of EMPLOYER's obligation to pay for or provide any of the following: (i) Base Salary (except to the extent that said Salary has been earned and not yet paid) or (ii) Stock Options (except to the extent that said been earned but not yet paid).

3.5 Effect of Termination. Notwithstanding any provision of this Agreement to the contrary, upon termination of this Agreement for any cause or reason, EMPLOYER shall pay EMPLOYEE for all vacation time accrued but not used by EMPLOYEE prior to the Effective Date of Termination as required by applicable State laws and regulations.

3.6 Payment Upon Termination by EMPLOYER. Notwithstanding any provision in this Agreement to the contrary, if EMPLOYER terminates EMPLOYEE's

         Employment without cause pursuant to Section 3.3 hereof, EMPLOYEE shall be entitled to his then base salary for six (6) months at the rate of the base salary then in effect, which six month period shall begin on the Effective Date of the Termination (the "Severance Benefits"), plus the prorated share of vested options due under Section 2.2.1 above. The obligation to pay Severance Benefits shall not be subject to credit, set-off or diminution by reason of the fact that EMPLOYEE may be gainfully employed during the period that such Severance Benefits are payable.

                                   ARTICLE IV
                               DISABILITY OR DEATH
                               -------------------

4.1 If EMPLOYEE shall at any time be incapacitated or prevented by illness, injury, accident or circumstances beyond his control ("incapacity") from discharging his duties pursuant to this Agreement for a total of 120 days or more in any 24 consecutive calendar months, EMPLOYER may then by notice in writing to EMPLOYEE given at any time so long as the incapacity shall continue after said 120 days: (i) discontinue payment in whole or in part of EMPLOYEE's base salary on and from such date as may be specified in the notice until the incapacity shall cease; or
         (ii) whether or not payment shall have already been discontinued as the foresaid, terminate this Agreement forthwith on such date as may be specified in the notice. Subject to the foregoing, EMPLOYEE's base salary shall, notwithstanding the incapacity, continue to be paid to EMPLOYEE in accordance with the provisions with this Agreement with respect to the period of incapacity prior to such discontinuance or termination.

4.2 If the EMPLOYEE dies prior to the expiration of the term of employment, the compensation due him from EMPLOYER under this Agreement shall be the amount (1) which EMPLOYEE would be paid if permanently disabled, plus (2) the amount of Severance Benefits under Section 3.6, and shall be paid to his executors, administrators, heirs, personal representatives, successors, assigns.

                                    ARTICLE V
                                    EXPENSES
                                    --------

         EMPLOYEE shall be entitled to reimbursement for those ordinary and necessary expenses incurred in performance of his duties hereunder in accordance with EMPLOYER's standard policy for reimbursement of business expenses for its executives. Payment for any other expenses shall be subject to the prior written approval of the Board of Directors of EMPLOYER.

                                   ARTICLE VI
                                 CONFIDENTIALITY
                                 ---------------

         EMPLOYEE agrees to enter into the form of Confidentiality Agreement attached hereto as Exhibit A and made a part hereof.

                                   ARTICLE VII
                                 NON-COMPETITION
                                 ---------------

         Unless otherwise waived in writing by the EMPLOYER, which waiver shall not be unreasonably withheld, during the term of this Agreement, EMPLOYEE shall serve EMPLOYER diligently and to the best of his abilities and shall not compete with EMPLOYER in any way. Without limiting the generality of the foregoing, EMPLOYEE shall not, during the term of this Agreement, directly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own any interest in, manage, operate, join, control, assist, participate in the ownership, management, operation or control of, furnish any capital to, be connected in any manner with or provide any services as a consultant for any person, corporation, partnership, proprietorship, firm, association, other entity or business which competes with any business of EMPLOYER and its affiliates as conducted from time to time.

                                  ARTICLE VIII
                            SOLICITATION OF EMPLOYEES
                            -------------------------

         EMPLOYEE agrees that during his employment and for a period of two years thereafter, he will not, directly or indirectly, individually or on behalf of another, solicit or induce EMPLOYER's, employees, agents or consultants to terminate their relationship with EMPLOYER in order to accept employment, an agency or a consultancy with EMPLOYEE or another person or entity.

                                   ARTICLE IX
                       CONFIDENTIAL INFORMATION OF OTHERS
                       ----------------------------------

         EMPLOYEE warrants that he is not covered by any restrictive covenant with another EMPLOYER that would preclude him from performing his duties hereunder. EMPLOYEE agrees that in performing such duties for EMPLOYER, he will not use or otherwise divulge confidential or proprietary information, or trade secrets obtained from a former employer.

                                    ARTICLE X
                                     NOTICES
                                     -------

         All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

                  EMPLOYER:   435 Brannan Street, Suite 200
                              San Francisco, CA  94107
                              Attention: CEO

                  EMPLOYEE:   101 Lombard Street, Suite 101 W
                              San Francisco, CA 94111

         Notice shall be deemed given on the date it is delivered if delivered personally, and on the date of the return receipt if dispatched by certified or registered mail, return receipt requested. Any party may change the address to which to send notices by notifying the other party of such change of address in writing.

                                   ARTICLE XI
                                  SEVERABILITY
                                  ------------

         Any terms or provisions of this Agreement, which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other term or provision herein and such remaining terms and provisions shall remain in full force and effect.

                                   ARTICLE XII
                                  GOVERNING LAW
                                  -------------

         The existence, validity and construction of this Agreement shall be governed by the laws of the State of California.

                                  ARTICLE XIII
                                   ASSIGNMENT
                                   ----------

         Neither party shall assign this Agreement without the prior written consent of the other. This Agreement shall be binding on the parties and their respective successors and assigns.

                                   ARTICLE XIV
                                     WAIVER
                                     ------

         The waiver by either party of any one or more defaults, if any, on the part of the other, shall not be construed to operate as a waiver of any other or future defaults, under the same or different terms, conditions or covenants contained in this Agreement.

                                   ARTICLE XV
                              CAPTION AND HEADINGS
                              --------------------

         The captions and headings throughout this Agreement are for convenience of reference only and shall in no way be held or deemed to be a part of or affect the interpretation of this Agreement.

                                   ARTICLE XVI
                                 ATTORNEYS FEES
                                 --------------

         In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding, is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court of reasonable attorneys' fees, costs and expenses.

                                  ARTICLE XVII
                                   COOPERATION
                                   -----------

         Both parties to this Agreement agree to use their best efforts to cooperate with one another in good faith.

                                  ARTICLE XVIII
                          NO THIRD PARTY BENEFICIARIES
                          ----------------------------

         Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person, firm or corporation other than the parties hereto and their respective successors or assigns, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, as third party beneficiaries or otherwise, and all of the terms, covenants and conditions hereof shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

                                   ARTICLE XIX
                                ENTIRE AGREEMENT
                                ----------------

         This Agreement states the entire contract between the parties with respect to the subject matter of this Agreement and supersedes any oral or written proposals, statements, discussions, negotiations, or other agreements before or contemporaneous to this Agreement. The parties acknowledge that they have not been induced to enter into this Agreement by any oral or written representations or statements not expressly contained in this Agreement. This Agreement may be modified only by mutual agreement of the parties provided that, before any modification shall be operative or valid, it be reduced to writing and signed by both parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on that day and year, set forth hereinabove.

                                       EMPLOYER
                                       --------

                                       MR3 SYSTEMS, INC.
                                       -----------------


                                       By: /s/ RANDALL S. REIS
                                           -------------------------------------
                                           Randall S. Reis, Chairman & CEO


                                       EMPLOYEE
                                       --------


                                       /s/ BRADLEY N. ROTTER
                                       -----------------------------------------
                                       Bradley N. Rotter

                                   EXHIBIT "A"
                                   -----------

                            CONFIDENTIALITY AGREEMENT
                            -------------------------


THIS AGREEMENT is made and entered into as of this 1st day of April, 2003, by and between:

MR3 Systems, Inc. ("EMPLOYER "), a Delaware corporation, whose address is 435 Brannan Street, Suite 200, San Francisco, California 94107, and

Bradley N. Rotter ("EMPLOYEE"), whose address is 101 Lombard Street, Suite 101 W, San Francisco, CA 94111.

EMPLOYER and EMPLOYEE, respectively, may each from time to time be individually referred to herein as a "Party", or collectively as the "Parties", or, as the case may be, as the "EMPLOYER" or the "EMPLOYEE".

WHEREAS:

         A. EMPLOYER and EMPLOYEE have entered into a Employment Agreement ("Agreement"); and

         B. From time to time prior to and during the term of the Agreement, EMPLOYER may disclose confidential and proprietary information to the EMPLOYEE.

NOW IT IS HEREBY AGREED as follows:

         1. EMPLOYEE hereby agrees to undertake the following with respect to the confidential information listed below and hereby defined as "Confidential Information":

                  (a) all kinds of drawings, sketches, photographs, layouts, artwork, specifications, including without limitation design, manufacturing, installing, and operating drawings (e.g., copies, films, reproductions, etc.) for the MR3 Technology and/or the operation of a EMPLOYER System, and other related products and matters ("Products");

                  (b) EMPLOYER's financial and pricing information, business plans, research and development, work in progress, existing and potential commercial relationships, services or marketing plans, information embodied in its technologies, including equipment, systems, software, codes, products or chemical formulas, media, operations, manuals, designs, letters, negotiation documents, product descriptions, part descriptions, data, reports, plans, proposals, know-how, methodology, brochures, descriptions, and other documents and objects of every description and all related information; and

         2. All Confidential Information shall be treated by the EMPLOYEE as confidential, shall be kept secret by the EMPLOYEE, shall not be disclosed, directly or indirectly, by the EMPLOYEE to any third party without the express written consent of the EMPLOYER and shall be used by the EMPLOYEE exclusively for the purposes of performing his obligations under, and otherwise complying with the terms and conditions of, the Agreement, including all attachments, exhibits and schedules thereto.

         3. The obligations of confidentiality and non-disclosure and the restrictions of use contained herein shall not apply to information, which the EMPLOYEE can demonstrate:

                  (a) is available to the public at the time it is disclosed or thereafter becomes available to the public; or

                  (b)      is known to the EMPLOYEE at the time of disclosure;
                           or

                  (c) properly comes into the possession of the EMPLOYEE from an independent source not bound by a confidentiality obligation.

                  However, specific aspects of the Confidential Information shall not be deemed to be within the scope of exceptions (a),
                  (b) and (c) above merely because they are broadly encompassed by more general information which is in the public domain or in the EMPLOYEE's possession or is disclosed to the EMPLOYEE by a third party.

         4. EMPLOYEE further agrees that without the express prior written permission of EMPLOYER:

                  (a) it will not use the Confidential Information of MR3 to operate (or subcontract others to operate) any high affinity metals capture technology similar to the MR3 System or to produce (or subcontract others to produce) Products or any similar items for anyone other than MR3 ; and

                  (b) it will not use or otherwise disclose any such Confidential Information to any third party.

         5. EMPLOYEE confirms that the Confidential Information has been and shall remain the sole property of the EMPLOYER and upon receipt of a request from the EMPLOYER, agrees to immediately return to the EMPLOYER any Confidential Information, including any drawings, photographs, specifications or other documents in its possession without retaining any summaries, photocopies or other reproductions of the above.

         6. EMPLOYEE further confirms that any Confidential Information received has been and shall remain the property of the EMPLOYER, and the EMPLOYEE shall not claim or apply for any kind of intellectual property rights pertaining to or relevant to the Confidential Information.

         7. EMPLOYEE acknowledges that the remedies provided by law for a violation of his obligations would be inadequate and that the EMPLOYER will be irreparably damaged in the event of a breach of this Agreement. Consequently, EMPLOYER shall be entitled to, and the EMPLOYEE shall not in any way object to, an injunction restraining any violation of this Agreement, or any appropriate decree of specific performance, without any bond or other security, or any proof of irreparable damage, being required.

         8. The obligations of confidentiality and non-disclosure and the restrictions of use contained herein shall continue for a period of ninety-nine (99) years from the last date that Confidential Information is furnished by a EMPLOYER to a EMPLOYEE.

         9. This Agreement may not be modified, amended, rescinded, canceled or waived in whole or in part, except by written instrument, signed by both parties, which makes specific reference to this Agreement and which specifies that this Agreement is being amended or otherwise altered. None of the provisions of this Agreement shall be deemed to be waived by any act or acquiescence on the part of either Party, but only by a writing executed by both Parties.

         10. This Agreement will be binding upon permitted successors and assignees of the Parties. .

         11.

                  (a) If during the course of any litigation, whether or not the EMPLOYEE is a party to such litigation, the EMPLOYEE is requested or required to disclose Confidential Information obtained under the scope of this Agreement, the EMPLOYEE shall immediately notify EMPLOYER of this fact prior to divulging the Confidential Information and shall give EMPLOYER adequate notice of the requests or requirement so as to allow EMPLOYER sufficient time to seek judicial protection of the Confidential Information.

                  (b) In the event that any Confidential Information within the possession of the EMPLOYEE is believed by the EMPLOYEE to have fallen recently within an exception set forth in Section 3 above and is, therefore, not Confidential Information, then the EMPLOYEE shall, at least sixty (60) days prior to any disclosure or use of such information for any purpose, notify EMPLOYER of this fact in writing.

         14. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The Parties hereby agree that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of the State of California and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of, but not limited to, the courts of the State of California.

         15. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding, is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court of reasonable attorneys' fees, costs and expenses.

         16. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in the Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then exist.

         IN WITNESS WHEREOF, the duly authorized representatives of the Parties have signed this Agreement as of April 1, 2003.


EMPLOYER

MR3 SYSTEMS, INC.


By: /s/ RANDALL S. REIS
    ---------------------------------
    Randall S. Reis, Chairman and CEO



EMPLOYEE


/s/ BRADLEY N. ROTTER
-------------------------------------
Bradley N. Rotter